Chang G. Park, CPA, Ph. D.

t 2667 CAMINO DEL RIO S. PLAZA B t SAN DIEGO t CALIFORNIA 92108 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

__________________________________________________________________________________________

March 30, 2011

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-K of Therapeutic Solutions International, Inc. (formerly Friendly Auto Dealers, Inc.) of our report dated on March 30, 2011, with respect to the audited financial statements of Therapeutic Solutions International, Inc., included in Form 10-K for the year ended December 31, 2010.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board